Exhibit 10.5

FIRST AMENDMENT TO GRANTOR TRUST AGREEMENT

WHEREAS, Cryo-Cell International, Inc. (the “Company”) and Wells Fargo Bank, National Association (successor to Wachovia Bank, National Association) (the “Trustee”) have entered into a trust agreement effective July 16, 2007 (the “Trust” or “Trust Agreement”).

WHEREAS, pursuant to section 14(a) of the Trust Agreement, prior to a Change in Control, the Trust Agreement may be amended by a written instrument executed by the Trustee and the Company;

WHEREAS, the Company represents that a Change in Control, as defined in the Trust Agreement, has not occurred.

WHEREAS, the Company desires to provide that payments due under Cryo-Cell International, Inc.’s Termination Pay Program for certain individuals be covered by the Trust and to modify certain other provisions of the Trust:

NOW, THEREFORE, the Company and the Trustee agree as follows:

1.	The Recitals and Exhibit B of the Trust are amended to provide that any Benefits that are payable or may become payable under the The Cryo-Cell International, Inc. Termination Pay Program with regard to Julie Allickson, VP, Laboratory Operations and Jill Taymans, VP Finance, CFO, are covered by the Trust.

2.	The term “Arrangements” shall be defined as the benefit plans or programs covered by the Trust, as listed on Exhibit B, as amended by this First Amendment and attached hereto, and the word “Arrangements” shall replace the term “Employment Agreements” in all instances where such term occurs in the Trust.

3.	Section 1(f) of the Trust Agreement is deleted in its entirety and replaced with the following:

1 (f) Within five (5) days of a Change in Control, the Company shall make a contribution to the Trust in an amount that is sufficient (taking into account the Trust Assets, if any, resulting from prior contributions) to fund the Trust in an amount equal to no less than 100% but no more than 125% of the amount necessary to pay each Trust Beneficiary the Benefits to which the Trust Beneficiaries would be entitled pursuant to the terms of the covered Arrangements as of the date on which the Change in Control occurred. The Company shall also fund a separate expense reserve, including but not limited to legal expenses, for the Trustee in the amount of $100,000. Such contribution shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

4.	The following sentence shall be added to the beginning of Section 5 of the Trust Agreement:

Prior to the Trust becoming irrevocable, the Company may direct the Trustee to return amounts to the Company that were previously contributed to the Trust.

Except as set forth expressly hereinabove, all terms of the Trust Agreement shall be and remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Trustee have caused this First Amendment to the Trust Agreement to be executed on August 25, 2011.

CRYO-CELL INTERNATIONAL, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Jill Taymans	By:	/s/ Alan C. Frazier

Name:	Jill Taymans	Name:	Alan C. Frazier

Title:	Vice President, Finance, and Chief Financial Officer	Title:	Senior Vice President

Exhibit B

Arrangements Covered by the Trust

1.	Employment Agreements for:

Julie Allickson

Jill Taymans

Mercedes Walton

2.	The Cryo-Cell International, Inc. Termination Pay Program for:

Julie Allickson

Jill Taymans